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                                                           EXHIBIT NO. 10.44


   Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote such omissions.


                       HAP-TM- FOCUS TRIAL LICENSE AGREEMENT


This AGREEMENT (the "Agreement") is made as of the 29th day of November 2001 (the "Effective Date"), by and between Genaissance Pharmaceuticals, Inc., a Delaware Corporation with its principal place of business at Five Science Park, New Haven, CT 06511 ("Genaissance"), and AstraZeneca UK Limited, a United Kingdom company with its principal place of business at 15 Stanhope Gate, London W1K 1LN, United Kingdom ("AstraZeneca"). Genaissance and AstraZeneca are sometimes referred to herein as a party and collectively as the parties. Reference to a party herein includes a reference to its Affiliates (as hereinafter defined) unless otherwise indicated.

                                    RECITALS

       WHEREAS, Genaissance has developed a fully integrated solution for connecting genomic variation to drug response and disease susceptibility, which is called HAP-TM- Technology, and which combines Genaissance's proprietary haplotype markers, called HAP-TM- Markers (as hereinafter defined) with the DECOGEN-TM- Informatics Platform (as hereinafter defined); and

       WHEREAS, AstraZeneca is interested in obtaining limited access to the HAP-TM- Technology to investigate associations between HAP-TM- Markers and disease susceptibility; and

       WHEREAS, Genaissance is willing to grant AstraZeneca such limited access, and to assist AstraZeneca in conducting this investigation, upon the terms and conditions set forth below.

       NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

       1.1 "ACCESS PERIOD" shall mean the period between the Effective Date and [**] after the Second Installation Date.

       1.2 "AFFILIATE," shall mean any corporation, fern, partnership or other legal entity which, directly or indirectly, controls, is controlled by, or is under common control with a Party. For purposes of this definition, control shall mean the direct or indirect ownership of more than fifty percent (50%) of (i) the stock shares entitled to vote for the election of directors or (ii) ownership interest of any such corporation, firm, partnership or other legal entity.

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       1.3   "ASTRAZENECA DRUG" shall mean any therapeutic or prophylactic compound, substance or agent including, without limitation, a small molecule, protein, vaccine, antibody or nucleic acid that is covered by a Valid Claim within AstraZeneca Patent Rights.

       1.4 "ASTRAZENECA GENE ALLOCATION" shall mean the list of Genes to be attached hereto as Exhibit B, PROVIDED THAT the list shall contain [**] Genes. In the event that less than [**] genes are initially listed by AstraZeneca in Exhibit B, AstraZeneca may add further genes up to a maximum of [**] during the Access Period.

       1.5 "ASTRAZENECA KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, owned or controlled by AstraZeneca, as of the Effective Date or during the Term.

       1.6 "ASTRAZENECA PATENT RIGHTS" shall mean Patent Rights owned or controlled by AstraZeneca, including the HAP-TM- Marker Patent Rights and HAP-TM- Marker Association Patent Rights that are owned solely by AstraZeneca.

       1.7 "ASTRAZENECA PROPRIETARY DATABASE" shall mean a database installed on the Computer that contains, for the AstraZeneca disease cohort:
(a) Phenotypic Data, (b) HAP-TM- Markers, and (c) HAP-TM- Marker Associations.

       1.8 "COMPUTER" shall mean a computer owned by Genaissance that is installed by Genaissance at the AstraZeneca location identified in Exhibit C pursuant to this Agreement.

       1.9 "DATABASES" shall mean individually and collectively the HAP FOCUS-TM- Database and the AstraZeneca Proprietary Database.

       1.10 "DECOGEN-TM- INFORMATICS PLATFORM" shall mean software mid components thereof and any associated documentation, whether existing on the Effective Date or developed by Genaissance during the Access Period, which is owned or controlled by, or licensed (with the right to sublicense) to Genaissance, and which is designed to curate, collate and mine IN SILICO all available gene variation data and to serve as a search engine to detect an association between one or more HAP-TM- Markers or other polymorphic markers (including SNPs, cSNPs and RFLPs) and a clinical endpoint and/or to interpret, manipulate or analyze the data contained in the Databases, The DECOGEN-TM- Informatics Platform shall not include any Third Party software that AstraZeneca has independently of Genaissance licensed from a Third Party.

       1.11 "DIAGNOSTIC PRODUCT" shall mean any product or service that (i) is intended for use in diagnosing the presence of, or a susceptibility for, any disease or condition in humans, and (ii) which directly or indirectly measures a HAP-TM- Marker Combination corresponding to a HAP-TM- Marker Association. FOR THE AVOIDANCE OF DOUBT, Diagnostic Products do not include Prognostic Products.

       1.12  "FIRST INSTALLATION DATE" shall have the meaning set forth in
Section 3.2 hereof.

       1.13 "GENAISSANCE KNOW-HOW" shall mean any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual

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property of any kind, other than Patent Rights, owned solely by Genaissance, as of the Effective Date or during the Term,

       1.14 "GENAISSANCE PATENT RIGHTS" shall mean Patent Rights owned or controlled by Genaissance, including the HAP-TM- Marker Association Patent Rights that are owned solely by Genaissance.

       1.15 "GENE" shall mean (a) a human nucleic acid sequence (including allelic variations thereof) encoding a designated protein and (b) has known genomic regions as set forth in Exhibit A hereto.

       1.16 "HAP FOCUS-TM- DATABASE" shall mean a database installed on the Computer that contains annotated data on the sequence, frequency and distribution of HAP-TM- Markers for the AstraZeneca Gene Allocation, with such HAP-TM- Markers generated by examining genomic DNA from the Index Repository as more fully described in Exhibit A hereto.

       1.17 "HAP-TM- MARKER" shall mean [**] a Gene [**] that (i) is contained in the HAP FOCUS-TM- Database and (ii) was not known to AstraZeneca prior to the First Installation Date and (iii) was known to AstraZeneca prior to the First Installation Date if such knowledge was obtained after the publication date of a, patent application owned by Genaissance and such HAP Marker is covered by a Valid Claim.

       1.18 "HAP-TM- MARKER ASSOCIATION" shall mean an association between a specific HAP-TM- Marker or combination of HAP-TM- Markers and (a) the presence of, or a susceptibility for, any disease or condition in humans, where such association is discovered pursuant to this Agreement during the Access Period.

       1.19 "HAP-TM- MARKER ASSOCIATION PATENT RIGHTS" shall mean Patent Rights claiming any HA PT" Marker Association or use thereof

       1.20  "HAP-TM- MARKER COMBINATION" shall have the meaning set forth in
Section 2.1.4 hereof.

       1.21 "HAP-TM- MARKER PATENT RIGHTS" shall mean Patent Rights claiming a HAP-TM- Marker or use thereof.

       1.22 "INDEX REPOSITORY" shall mean Genaissance's proprietary collection of immortalized cell lines established from unrelated individuals from various geographical origins and from members of extended families.

       1.23 "NON-PROPRIETARY GENE" shall mean a Gene in the AstraZeneca Gene Allocation that is not the subject of a patent or a patent application owned by or exclusively licensed to AstraZeneca by a Third Party.

       1.24 "PATENT RIGHTS" shall mean patents or patent applications as described hereinafter which are owned or controlled (with the right to grant licenses) by a party to this agreement. More particularly, Patent Rights include (i) any United States or foreign patent application, (ii) any United States patent or foreign patent issuing from such patent application and
(iii) any

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continuation, continuation-in-part (to the extent the claims in such continuation-in-part application are directed to subject matter specifically described in such prior patent application), divisional, reissue, re-examination, renewal, substitution, addition, extension, supplementary protection certificate or foreign counterpart thereof of any of the foregoing.

       1.25 "PHARMACOGENETIC SERVICES" shall mean any and all services relating to the use of genetic variation in the design and/or analysis of human clinical trials of approved or new drugs, including but not limited to discovery of genetic variants, detection of genetic variants in trial subjects, and identification of associations between genetic variants and the efficacy or safety of such drugs.

       1.26 "PHENOTYPIC DATA" shall mean any and all phenotypic data relating to a disease cohort that is possessed by AstraZeneca as of the Second Installation Date, including without limitation the results of physical measurements of individuals in the cohort, disease symptoms exhibited by such individuals and any clinical diagnoses of such individuals.

       1.27 "PROGNOSTIC PRODUCT" shall mean any product or service that (i) is intended for use in connection with the sale or prescription of an AstraZeneca Drug, and (ii) which directly or indirectly measures a HAP-TM-Marker Combination corresponding to a HAP-TM- Marker Association.

       1.28 "PROPRIETARY GENE" shall mean a Gene in the AstraZeneca Gene Allocation that is the subject of a patent or patent application owned by or exclusively licensed to AstraZeneca by a Third Party,

       1.29  "SECOND INSTALLATION DATE" shall have the meaning set forth in
Section 3.4 hereof.

       1.30  "SNP" shall mean a single nucleotide polymorphism.

       1.31  "TERM" shall have the meaning set forth in Section 9.1 hereof.

       1.32 "THIRD PARTY" shall mean any entity other than Genaissance or AstraZeneca and their respective Affiliates.

       1.33 "VALID CLAIM" shall mean either (i) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application or (ii) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of an issued patent within the Patent Rights within five (5) years after the filing date from which such claim takes priority, such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent within the Patent Rights.

                                       4

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                                   ARTICLE 2
                                GRANTS OF RIGHTS


       2.1   Rights granted to AstraZeneca by Genaissance.

             2.1.1 NON-EXCLUSIVE R&D LICENSE TO THE DECOGEN-TM- INFORMATICS PLATFORM AND HAP FOCUS-TM- DATABASE. Subject to the terms of this Agreement and so long as AstraZeneca is not in breach of any of such terms, Genaissance hereby grants to AstraZeneca during the Access Period a [**]non-exclusive license, without the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How to access and use the DECOGEN-TM- Informatics Platform and HAP FOCUS-TM- Database on the Computer solely for internal research and development. AstraZeneca's use of the DECOGEN-TM- Informatics Platform shall be limited to the purpose of obtaining access to, pursuing searches in, and/or interpreting or analyzing the data contained in the Databases as described under Article 3 below.

             2.1.2 RESTRICTIONS ON USE OF THE DECOGEN-TM- INFORMATICS PLATFORM AND DATABASES. AstraZeneca's use of the DECOGEN-TM-Informatics Platform and Databases (except for HAP Markers for Proprietary Genes and Phenotypic Data contained in the Databases) shall be subject to the following conditions:

             (a) The Computer may not be moved from the AstraZeneca installation location specified in Exhibit C without the prior written authorization of Genaissance.

             (b) AstraZeneca is solely responsible for acquiring and installing any hardware or software not specified in this Agreement that is necessary for AstraZeneca to operate the Computer and use the DECOGEN-TM- Informatics Platform.

             (c) AstraZeneca shall not use the Computer, DECOGEN-TM-Informatics Platform, or Databases to provide services for, or to process information for, any Third Party.

             (d) AstraZeneca agrees to make copies of the DECOGEN-TM-Informatics Platform, HAP FOCUS-TM- Marker Database or AstraZeneca Proprietary Database only to the extent reasonably necessary to perform the Evaluation described in Article 3 hereof, and further agrees that all such copies will be treated as Confidential Information of Genaissance.

             (e) AstraZeneca shall not delete or permit to be deleted any identifying marks, copyright or proprietary right, notices of Genaissance from the DECOGEN-TM- Informatics, Platform or Databases. AstraZeneca shall not translate, decompile, nor create nor attempt to create, by reverse engineering or otherwise, the source code from the object code supplied hereunder, or adapt the DECOGEN-TM-Informatics Platform or Databases in any way.

             (f) Except as specifically authorized hereunder, AstraZeneca shall not sell, transfer, publish, disclose, display or otherwise make available any portion of the DECOGEN-TM-Informatics Platform or Databases, specifically

                                       5

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                    including the data contained therein, to Third Parties or
                    permit Third Parties to access the Computer.

             (g) AstraZeneca agrees to secure and protect the DECOGEN-TM-Informatics Platform and Databases in a manner reasonably consistent with the maintenance of rights therein, and in accordance with the terms of this Agreement, and to take appropriate action by instruction or agreement with its employees who are permitted access to the Computer, DECOGEN-TM- Informatics Platform or Databases to satisfy its obligations hereunder. AstraZeneca shall cooperate with and reasonably assist Genaissance in identifying and preventing any unauthorized use, copying or disclosure of the DECOGEN-TM- Informatics Platform or Databases. AstraZeneca shall maintain records identifying the specific individuals who have accessed the Computer, DECOGEN-TM- Informatics Platform or Databases and shall make copies of same available to Genaissance upon Genaissance's reasonable request.

             (h) Notwithstanding the foregoing, AstraZeneca shall, subject to any pre-existing rights of Third Parties or Genaissance, have an unlimited right to use data and information generated from its use of and access to the DECOGEN-TM- Informatics Platform and Databases solely for internal research and development.

             2.1.3 NON-EXCLUSIVE R&D LICENSE TO HAP-TM- MARKERS FOR NON-PROPRIETARY GENES. Subject to the terms of this Agreement and so long as AstraZeneca is not in breach of any of such terms, Genaissance hereby grants to AstraZeneca a worldwide, [**] non-exclusive license, without the right to grant sublicenses, under Genaissance Patent Rights and Know-How to use the HAP-TM- Markers for Non-Proprietary Genes solely for internal research and development during the Term.

             2.1.4 EXCLUSIVE THERAPEUTIC LICENSE TO HAP-TM- MARKER ASSOCIATIONS AND HAP-TM- MARKER COMBINATIONS. Subject to any pre-existing rights of Genaissance or Third Parties, and in exchange for the rights set forth in Section 2.2 hereof, Genaissance hereby grants to AstraZeneca a [**], worldwide, [**] exclusive license, with the right to grant sublicenses, under Genaissance Patent Rights and Know-How to use HAP-TM- Marker Associations and their corresponding HAP-TM- Marker Combinations from the Databases, to discover, develop, make, have made, use, have used, market, have marketed, sell and have sold any AstraZeneca Drug [**].

             For purposes of this Agreement, HAP-TM- Marker Combination" shall mean the specific HAP-TM- Marker or the specific group or combination of HAP-TM- Markers (i) directly resulting from the evaluation described in Article 3 that led to the discovery of the HAP-TM- Marker Association, and (ii) any sub-combination thereof that contains fewer HAP-TM- Markers than the combination described in the foregoing subsection (i).

             2.1.5 CO-EXCLUSIVE PROGNOSTIC LICENSE TO HAP-TM- MARKER ASSOCIATIONS AND HAP-TM- MARKER COMBINATIONS. Subject to any pre-existing rights of Genaissance or Third

                                       6

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       Parties, and in exchange for the rights set forth in Section 2.2 hereof, Genaissance hereby grants to AstraZeneca a [**], worldwide, [**], co-exclusive license (with Genaissance), with the right to grant sublicenses, under Genaissance Patent Rights and Know-How to use HAP-TM- Marker Associations and their corresponding HAP-TM- Marker Combinations from the Databases, to make, have made, use, have used, market, have marketed, sell and have sold Prognostic Products [**].

             Any Prognostic Product that is sold by Genaissance or a sublicensee shall be [**] that are [**].

       2.2   Rights granted to Genaissance by AstraZeneca.

             2.2.1 OPTION FOR CO-EXCLUSIVE PROGNOSTIC LICENSE TO HAP-TM-MARKER ASSOCIATIONS AND HAP-TM- MARKER COMBINATIONS. Subject to the terms of this Agreement and subject to any pre-existing rights of AstraZeneca or Third Parties, AstraZeneca hereby grants to Genaissance an exclusive option for a period of [**] from the Effective Date to obtain a worldwide, co-exclusive license (with AstraZeneca), with the right to grant sublicenses, under AstraZeneca Patent Rights and Know-How to use HAP-TM- Marker Associations and their corresponding HAP-TM- Marker Combinations, to make, have made, use, have used, market, have marketed, sell and have sold Prognostic Products for all disease indications. If Genaissance exercises its option, the license terms shall be negotiated in good faith by the parties, with the provisos (a) that the only payments owed by Genaissance to AstraZeneca under such license will be [**] that is [**], and (b) that the royalty rate shall not be greater than [**] percent net sales of such product.

             Any Prognostic Product that is sold by Genaissance or a sublicenses shall be [**] that are [**].

             2.2.2 DEVELOPMENT OF PROGNOSTIC PRODUCTS. Subject to any pre-existing rights of AstraZeneca or Third Parties, [**] to develop any Prognostic Product to be marketed or sold by AstraZeneca or by a sublicenses of AstraZeneca. If Genaissance exercises such right, the parties shall negotiate in good faith to agree on a term sheet therefore. In the event the parties are unable to agree on a term sheet within [**]after Genaissance has exercised such right, [**] with respect to such product,

             2.2.3 OPTION FOR EXCLUSIVE DIAGNOSTIC LICENSE TO HAP-TM- MARKER ASSOCIATIONS AND HAP-TM- MARKER COMBINATIONS. Subject to the terms of this Agreement and subject to any pre-existing rights of AstraZeneca or Third Parties, AstraZeneca hereby grants to Genaissance an exclusive option for a period of [**] to obtain a worldwide, exclusive license, with the right to grant sublicenses [**], under AstraZeneca Patent Rights and Know-How to use HAP-TM- Marker Associations and their corresponding HAP-TM- Marker Combinations, to make, have made, use, have used, market, have marketed, sell and have sold any Diagnostic Product. If Genaissance exercises its option, the license terms shall be negotiated in good faith by the parties, with the provisos (a) that the only payments owed by Genaissance to AstraZeneca under the license will be [**] that is [**] and (b) that the royalty rate shall not be greater than [**] percent.

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             2.2.4 FUTURE PHARMACOGENETIC SERVICES. Subject to any
       pre-existing rights of AstraZeneca or Third Parties, [**] to provide Pharmacogenetic Services for any future human clinical trial initiated by AstraZeneca that is based on the results obtained by AstraZeneca from the evaluation described in Article 3 hereof If Genaissance exercises such right, the parties shall negotiate in good faith to agree on a term sheet therefore. In the event the parties are unable to agree on a term sheet within [**]after Genaissance has exercised such right, [**] with respect to such product.

       2.3 RESERVATION OF RIGHTS. Notwithstanding the rights granted to AstraZeneca under this Article 2, Genaissance at all times reserves (i) its rights to the HAP-TM- Markers for [**] contained in the HAP FOCUS-TM-Database and (ii) its right to use such HAP-TM- Markers and the DECOGEN-TM-Informatics Platform to research, develop, have developed, use, manufacture, have manufactured, sell and have sold products, including the right to grant licenses to Third Parties with respect to any Genaissance Know-How or Patent Rights related to such purposes, PROVIDED THAT, no such license shall limit the grants of right to AstraZeneca hereunder. AstraZeneca at all times reserves its rights to HAP-TM- Markers for Proprietary Genes; Phenotypic Data, AstraZeneca Know-How and AstraZeneca Patent Rights.

       2.4 NO GRANT OF OTHER TECHNOLOGY OR PATENT RIGHTS. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, data, products, or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.. Any compounds, technology or know-how derived, developed or acquired by either party independent of use of or access to the Databases or the DECOGEN-TM-Informatics Platform shall be the property of such party.

                                   ARTICLE 3
                EVALUATION: DELIVERY AND USE OF THE DATABASES AND
                         DECOGEN-TM- INFORMATICS PLATFORM

       3.1 HAP-TM- MARKER DISCOVERY. AstraZeneca shall deliver to Genaissance a description of the AstraZeneca Gene Allocation, which description shall be attached hereto as Exhibit B. Genaissance shall promptly initiate a program to discover HAP-TM- Markers for each of the Genes in the AstraZeneca Gene Allocation using genomic DNA from the Index Repository as described in Exhibit A and using its proprietary HAP-TM- Builder process. This step will not be necessary for those Genes for which HAP-TM- Markers have already been discovered as defined in Exhibit A.

       To facilitate discovery of HAP-TM- Markers for Genes in the AstraZeneca Gene Allocation, AstraZeneca shall provide at least one reference genomic sequence for each Gene. If the sequence of the Gene is publicly available, such reference sequence(s) need only be identified by an accession number for a publicly available sequence database. For each Gene whose sequence is not publicly available, AstraZeneca will provide an electronic file containing at least one reference genomic sequence for such Gene in ASCI II or FAST A format, as well as the genomic structure information known for that Gene.

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       3.2   INSTALLATION OF THE DECOGEN-TM- INFORMATICS PLATFORM AND HAP
FOCUS-TM- DATABASE. Upon completion of HAP-TM- Marker discovery, which is expected to occur between about [**] weeks after receipt of Exhibit B, Genaissance shall install at AstraZeneca a Computer containing the HAP FOCUS-TM- Database and the DECOGEN-TM- Informatics Platform, with its clinical features disabled (the "First Installation Date"). The First Installation Date shall be no later than [**]from the Effective Date, Genaissance shall provide [**] training at the location specified in Exhibit C and shall also provide a DECOGEN-TM- user manual. Genaissance shall provide any updates to the DECOGEN-TM- Informatics Platform that occur during the Access Period.

       3.3 GENOTYPING OF DISEASE COHORT. With the assistance and input of Genaissance, AstraZeneca will use the DECOGEN-TM- Informatics Platform to determine which SNPs should be genotyped to assign a pair of HAP-TM- Markers to an individual (the "Minimal SNPs"). AstraZeneca will perform genotyping for each of the Minimal SNPs on genomic DNA from a disease cohort designed by AstraZeneca. It is expected that this genotyping will be complete within about [**] from the First Installation Date.

       3.4 DELIVERY OF ASTRAZENECA PROPRIETARY DATABASE. AstraZeneca will promptly deliver to Genaissance the genotyping results for the Minimal SNPs for each individual in the disease cohort, with the individuals identified only by a code number known only to AstraZeneca. No Phenotypic Data will be included with the genotype information. Genaissance shall promptly assign a pair of HAP-TM- Markers to each individual using its proprietary HAP-TM-Builder process. Within about [**] from receipt of the genotyping results, Genaissance will send AstraZeneca the HAP-TM- Marker information obtained for the disease cohort along with instructions for (i) installing this information in the AstraZeneca Proprietary Database and (ii) enabling the clinical features (the "Second Installation Date").

       3.5 TESTING FOR HAP-TM- MARKER ASSOCIATIONS. AstraZeneca will use the Databases to [**] to identify potential HAP-TM- Marker Associations.

       3.6 TECHNICAL SUPPORT. Genaissance shall provide technical support through a primary contact person who shall be accessible by telephone and e-mail between the hours of 8.00 a.m. and 6:00 p.m. U. S. Eastern Time, Monday through Friday or through additional on-site assistance. Genaissance's actual and reasonable travel costs incurred in providing such additional on-site assistance shall be reimbursed by AstraZeneca.

                                   ARTICLE 4
                                    PAYMENTS

       4.1 LICENSE AND SERVICE FEES. In consideration of the rights granted to AstraZeneca under Article 2 and the services performed by Genaissance pursuant to Article 3, AstraZeneca agrees to pay Genaissance a fee of [**] dollars ($[**]) [**], to be paid within [**] business days of receipt of an invoice from Genaissance, such invoice to be issued upon delivery to Genaissance of the description of the AstraZeneca Gene Allocation pursuant to
Section 3, 1.

       4.2 MANNER OF PAYMENT. Payments to be made by AstraZeneca to Genaissance under this Agreement shall be payable in United States dollars and shall be paid by bank wire transfer

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in immediately available funds to such bank account in the State of
Connecticut as is designated in writing by Genaissance from time to time.

                                   ARTICLE 5
                              INTELLECTUAL PROPERTY

       5.1   OWNERSHIP OF INTELLECTUAL PROPERTY

             5.1.1 OWNERSHIP OF THE DECOGEN-TM- INFORMATICS PLATFORM BY GENAISSANCE. Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of Third Parties, Genaissance shall have sole ownership of (i) the HAP FOCUS-TM-Database and (ii) the DECOGEN-TM- Informatics Platform.

             5.1.2 OWNERSHIP OF HAP-TM- MARKERS FOR NON-PROPRIETARY GENES. Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of Third Parties, Genaissance shall have sole ownership of all right, title and interest in all HAP-TM-Markers for Non-Proprietary Genes, and all HAP-TM- Marker Patent Rights for such Genes. In exchange for the rights granted under
       Article 2, AstraZeneca shall execute and deliver, without charge to Genaissance, assignment of all of its right, title and interest in and to HAP-TM- Markers to Genaissance subject to AstraZeneca's right to use the HAP-TM- Markers pursuant to the terms of this Agreement.

             5.1.3 OWNERSHIP OF HAP-TM- MARKERS FOR PROPRIETARY GENES. Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of Third Parties, AstraZeneca shall have sole ownership of all right, title and interest in all HAP-TM-Markers for Proprietary Genes, and all HAP-TM- Marker Patent Rights for such Genes.. In exchange for the rights granted under Article 2, [**], assignment of all of its right, title and interest in and to HAP-TM- Markers to AstraZeneca [**] pursuant to the terms of this Agreement.

             5.1.4 OWNERSHIP OF HAP-TM- MARKER ASSOCIATIONS. Unless modified by a separate agreement entered into by the parties pursuant to
       Section 5,1.5 hereof, [**] shall have [**] all right, title and interest in all HAP-TM- Marker Associations and all HAP-TM- Marker Association Patent Rights, In exchange for the rights granted under
       Article 2, [**] right, title and interest in and to HAP-TM- Marker Associations [**] HAP-TM- Marker Associations [**] and such HAP-TM-Marker Associations shall be treated as the Confidential Information of Genaissance and AstraZeneca.

             5.1.5 MODIFICATION TO OWNERSHIP OF HAP-TM- MARKER ASSOCIATIONS. Upon receipt of the AstraZeneca Gene Allocation, Genaissance shall notify AstraZeneca of any Genes for which it has preexisting HAP-TM-Marker Patent Rights. Before the Second Installation Date, the parties will determine whether modification of ownership of any HAP-TM- Marker Associations and HAP-TM- Marker Association Patent Rights would be mutually beneficial in view of U.S. Patent Law, and any such modification of ownership will be memorialized in an amendment to this Agreement.

             5.1.6 COOPERATION OF EMPLOYEES. Each party represents and agrees that all employees or others acting on its behalf pursuant to this Agreement shall be obligated under a binding written agreement to assign to such party all inventions made or conceived by such employee or other person.

       5.2   FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS.

             5.2.1 HAP-TM- MARKER PATENT RIGHTS FOR NON-PROPRIETARY GENES. Genaissance shall have sole responsibility for and control over the filing, prosecution and maintenance of the HAP-TM- Marker Patent Rights for Non-Proprietary Genes, at Genaissance's expense. Genaissance will seek method claims covering the detection of HAP-TM-Markers for such genes and/or their component SNPs and composition of matter claims covering genotyping oligonucleotides for use in the detection methods. Genaissance will file, prosecute and maintain, to the extent reasonable, such HAP-TM- Marker Patent Rights in the United States, Europe, Japan and other countries.

       In the event that (i) Genaissance determines that it will not seek Patent Rights with respect to-any HAP-TM- Marker within a HAP-TM- Marker Combination licensed to AstraZeneca pursuant to Article 2 hereof or (ii) Genaissance files Patent Rights for such HAP-TM- Markers in one or more countries but subsequently determines, on a country-by-country basis, that it will not file, prosecute or maintain any HAP-TM- Marker Patent Right, or
(iii) elects not to file in countries which AstraZeneca elects to seek protection, then Genaissance shall provide not less than [**] days notice of its decision to AstraZeneca and any other licensee of such HAP-TM- Marker Patent Rights. AstraZeneca and any other licensee of such HAP-TM- Marker Patent Rights shall have the option to require Genaissance to prosecute such HAP-TM- Marker Patent Rights, in Genaissance's name, at the expense of AstraZeneca and any other licensees that agree to share the costs thereof pro rata.

             5.2.2 HAP-TM- MARKER PATENT RIGHTS FOR PROPRIETARY GENES. AstraZeneca shall have sole responsibility for and control over the filing, prosecution and maintenance of the HAP-TM- Marker Patent Rights for Proprietary Genes, at AstraZeneca's expense. AstraZeneca will seek method claims covering the detection of HAP-TM- Markers for such genes and/or their component SNPs and composition of matter claims covering genotyping oligonucleotides for use in the detection methods. AstraZeneca will file, prosecute and maintain, to the extent reasonable, such HAP-TM- Marker Patent Rights in [**] other countries.

       In the event that (i) AstraZeneca determines that it will not seek Patent Rights with respect to any HAP-TM- Markers within a HAP-TM- Marker Combination for which Genaissance has an option to license, or has exercised such option, pursuant to Article 2 hereof, or (ii) AstraZeneca files Patent Rights for such HAP-TM- Markers in one or more countries but subsequently determines, on a country-by-country basis, that it will not file, prosecute or maintain any HAP-TM- Marker Patent Right, or (iii) elects not to file in countries which AstraZeneca elects to seek protection, then AstraZeneca shall provide not less than [**]days notice of its decision to Genaissance. Genaissance shall have the option to require AstraZeneca to prosecute such HAP-TM- Marker Patent Rights, in AstraZeneca's name, at the expense of Genaissance.

             5.2.3 HAP-TM- MARKER ASSOCIATION PATENT RIGHTS. AstraZeneca shall have sole responsibility for and control over the filing, prosecution and maintenance of the HAP-TM- Marker Association Patent Rights, at AstraZeneca's expense. AstraZeneca will seek method claims covering the use of HAP-TM- Marker Combinations for all prognostic and diagnostic purposes supported by the particular HAP-TM- Marker Association. AstraZeneca will file, prosecute and maintain, to the extent reasonable, such HAP-TM- Marker Association Patent Rights in [**] other countries. Genaissance shall make its employees available to AstraZeneca to assist in the preparation, filing, prosecution, and maintenance of Patent Rights for those HAP-TM- Marker Associations disclosed to Genaissance pursuant to Section 5.1.4.

       In the event that (i) AstraZeneca determines that it will not seek Patent Rights with respect to any HAP-TM- Marker Association for which Genaissance has an option to license, or has exercised such option, pursuant to Article 2 .hereof, or (ii.) AstraZeneca files Patent Rights for such HAP-TM- Marker Association in one or more countries but subsequently determines, on a country-by-country basis, that it will not file, prosecute or maintain any HAP-TM- Marker Association Patent Right, or (iii) elects not to file in countries which Genaissance elects to seek protection, then AstraZeneca shall provide not less than [**] days notice of its decision to Genaissance. Genaissance shall have the option to require AstraZeneca to prosecute such HAP-TM- Marker Association Patent Right, in AstraZeneca's name, at the expense of Genaissance.

             5.2.4 PARTICIPATION IN PATENT PROSECUTION. The party responsible for pursuing any Patent Rights pursuant to Article 5 hereof (the "Responsible Party") shall keep the other party informed regarding the status of such Patent Rights. If the other party is a licensee of the Patent Right pursuant to Article 2 hereof, the licensee will be provided in a timely manner with copies of all correspondence with the applicable patent office(s) and will be provided with the opportunity to review and comment upon any papers, responses or other filings prepared by the Responsible Party for submission to the said offices in advance of their ding and the Responsible Party shall use reasonable efforts to incorporate any comments requested by the licensee

                                   ARTICLE 6
                                 CONFIDENTIALITY

       6.1 CONFIDENTIAL INFORMATION. Confidential Information shall mean, subject to the limitations and exceptions described in Section 6.2.2, (i) any information and data received by a party from the other party in connection with the performance of this Agreement (and which, in the case of AstraZeneca as recipient, shall include without limitation the HAP FOCUS-TM- Database and all information contained therein related to HAP-TM- Markers for Non-Proprietary Genes and the DECOGEN-TM- Informatics Platform, and which, in the case of Genaissance as recipient, shall include without limitation HAP-TM- Markers for Proprietary Genes, any information and data relating to AstraZeneca's research and development efforts using the Databases and the DECOGEN-TM- Informatics Platform, as well as any research, besting, clinical, regulatory, marketing or other scientific or business information, plans or data pertaining to .any product of AstraZeneca) and (ii) all information and data not described in clause (i) but supplied by either party in connection with this Agreement and marked "Confidential."

       6.2   NONDISCLOSURE OBLIGATIONS.

             6.2.1 GENERAL. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of ten (10) years thereafter, the parties shall maintain the Confidential Information in confidence and use it only for purposes specifically authorized under this Agreement.

             6.2.2 LIMITATIONS. The parties agree that the receiving party shall not have any obligation of confidentiality with respect to such Confidential Information that; (a) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Confidential Information; (b) can be shown by written documents to have been disclosed to the receiving party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (c) prior to disclosure under this Agreement, was already in the possession of the receiving party, provided such Confidential Information was not obtained directly or indirectly from the other party to this Agreement pursuant to a confidentiality agreement; (d) can be shown by written documents to have been independently developed by the receiving party without breach of any of the provisions of this Agreement; (e) is disclosed by the receiving party pursuant to an order or demand issued by a court or governmental agency or as otherwise required by law; PROVIDED, HOWEVER, that the receiving party notifies the other party prior to disclosure, giving such other party sufficient advance notice to permit it to seek a protective order or other similar order with respect to such Confidential Information AND PROVIDED, FURTHER, that the receiving party furnishes only that portion of the Confidential Information which it is advised by counsel is legally required whether or not a protective order or other similar order is obtained by the other party; or (f) where the receiving parry reasonably believes such disclosure is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, with such disclosure being limited to: (i), consultants, outside contractors and clinical investigators, on a need-to-know basis and on condition that such entities or persons agree to keep the Confidential Information confidential for the same time periods and to the same extent as such party is required to keep the Confidential Information confidential; and (ii) government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, products pursuant to this Agreement.

       6.3 INJUNCTIVE RELIEF. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6.

       6.4 PUBLICATION. Either party may publish or present data and/or results generated utilizing the HAP-TM- Markers, provided, that in the event that a party desires to publish or present any Confidential Information of the other party, then the proposed disclosure shall be subject to the prior review by the other party solely to determine (i) whether the proposed disclosure contains the Confidential Information of the other party or (ii) whether the information contained in the proposed disclosure should be the subject of a patent application- prior to such disclosure. Each party shall provide the other party with the opportunity to review any proposed abstract, manuscript or presentation which discloses Confidential Information of the other party by delivering a copy thereof to the other party no less than [**] before its intended submission for publication or presentation. The other party shall have [**] from its receipt of any such abstract, manuscript or presentation in which to notify the party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information of such party. In the event a party objects to the disclosure, the other party agrees not to submit the publication or make the presentation containing the objected-to information until the party is given a reasonable additional period of time (not to exceed an additional [**]) to seek patent protection for any material in the disclosure which it believes is patentable or, in the case of Confidential Information, to allow the party to delete any Confidential Information of the other party from the proposed disclosure. Each party agrees to delete from the proposed disclosure any Confidential Information of the other party upon request.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

       7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GENAISSANCE. Genaissance represents and warrants to and covenants with AstraZeneca that:

             (a) Genaissance is a corporation duly organized, validly existing and in corporate good standing under the laws of Delaware;

             (b) Genaissance has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to AstraZeneca in this Agreement;

             (c) Genaissance has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

             (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Genaissance enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

             (e) the performance of its obligations tinder this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

             (f) to the best of Genaissance's knowledge but without independent investigation, the performance of Genaissance's obligations under this Agreement, including without limitation the delivery to AstraZeneca of the Databases, the contents of the Databases and the DECOGEN-TM- Informatics Platform, will not infringe, or shall be exempt from infringement of, any issued patent or valid copyright of any Third Party;

             (g) to the best of Genaissance's knowledge but without independent investigation, the methods used by Genaissance for identifying the HAP-TM- Markers, HAP-TM- Marker Combinations and HAP-TM- Marker Associations do not infringe, or shall be exempt from infringement of, any issued patent or valid copyright of any Third Party; and

             (h) Genaissance will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

       7.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF ASTRAZENECA. AstraZeneca represents and warrants to and covenants with Genaissance that:

             (a) AstraZeneca is a corporation duly organized, validly existing and in corporate good standing under the laws of the United Kingdom;

             (b) AstraZeneca has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Genaissance in this Agreement;

             (c) AstraZeneca has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

             (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of AstraZeneca enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

             (e) the performance of its obligations under this Agreement will not conflict with AstraZeneca's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

             (f) all products or services requested by AstraZeneca hereunder are solely for uses reasonably related to the development and submission of information to the FDA; and

             (g) AstraZeneca will not after the Effective Date enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

       7.3 LIMITED WARRANTIES RELATING TO PERFORMANCE OF THE DECOGEN-TM-INFORMATICS PLATFORM. Genaissance warrants that the DECOGEN-TM- Informatics Platform delivered to AstraZeneca represents the latest version of the DECOGEN-TM- Informatics Platform that is available to licensees. Genaissance does not represent that the operations of the DECOGEN-TM- Informatics Platform will be trouble-free or that the DECOGEN-TM- Informatics Platform contains no errors. Genaissance's only obligation to AstraZeneca with respect to the DECOGEN-TM- Informatics Platform will be to use reasonable efforts consistent with its normal business practices to promptly correct any errors; in no event more than [**] days after becoming aware of the errors, to notify AstraZeneca immediately after becoming aware of the errors and to otherwise support

AstraZeneca as provided in Article 3, provided that in the event of any errors causing a delay in AstraZeneca being able to perform any of its activities contemplated by this Agreement, such time periods shall be extended for the period of the delay suffered.

       7.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE DATABASES, DECOGEN-TM- INFORMATICS PLATFORM, PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND' ALL OF THE FOREGOING. GENAISSANCE MAKES NO REPRESENTATION OR WARRANTIES WITH RESPECT TO ASTRAZENECA'S USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER GENAISSANCE MAKES NO WARRANTY THAT THE DATABASES DO NOT CONTAIN ERRORS OR THAT THE DATABASES CONTAIN ALL HAP-TM- MARKERS THAT ARE ACTUALLY PRESENT BUT NOT DETECTED 1N THE INDEX REPOSITORY.

       7.5 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE TO THE CONTRARY, NEITHER GENAISSANCE NOR ASTRAZENECA WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR
(I) ANY PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

                                    ARTICLE 8
                                    INDEMNITY

       8.1 ASTRAZENECA INDEMNITY OBLIGATIONS. AstraZeneca will, at its own expense, indemnify and promptly reimburse Genaissance for the defense of, and hold harmless Genaissance and its officers and employees, from and against any and all claims, actions, liabilities, losses, damages, judgments, grants, costs and expenses (including attorneys' fees) resulting from or pertaining to (a) AstraZeneca's use or operation of the HAP-TM- Markers, DECOGEN-TM-Informatics Platform, Databases or Computer or (b) a breach of any of the warranties made hereunder by AstraZeneca.

       8.2 GENAISSANCE INDEMNITY OBLIGATIONS. Genaissance agrees to defend, indemnify and hold AstraZeneca, its officers and its employees and agents harmless from and against any and all claims, actions, losses, damages, judgments, grants or expenses (including attorneys' fees) arising as a result of (a) claims by employees or contractors of Genaissance for bodily injury, death or property damage arising out of the performance by Genaissance of any activities under this Agreement; (b) the negligence, recklessness or intentional misconduct of Genaissance in connection with its activities under this Agreement or (c) a breach of any of the warranties made hereunder by Genaissance.

       8.3 LIMITATION ON INDEMNITY OBLIGATIONS. Neither party and its respective employees and agents shall be entitled to the indemnities set forth in Section 8.1 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by the other party, its directors, officers, employees or authorized agents.

       8.4 PROCEDURE. If the party being indemnified hereunder or its respective employees or agents (the "Indemnitee") intends to claim indemnification under this Article 8, the Indemnitee shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8. The Indemnitee under this Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

                                   ARTICLE 9
                           EXPIRATION AND TERMINATION

       9.1 TERM OF AGREEMENT. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9, the "Term" of this Agreement shall commence on the Effective Date and expire three (3) years from the Effective Date.

       9.2   EVENTS OF DEFAULT.

             9.2.1 DEFAULT BY EITHER PARTY. An Event of Default shall have occurred upon (i) the occurrence of a material breach of this Agreement (other than an Event of Default described in Section 9.3.2) if the breaching party fails to remedy such breach within thirty (30) days after written notice thereof by the non-breaching party or (ii) the bankruptcy, insolvency, dissolution or winding up of a parry.

             9.2.2 DEFAULT BY ASTRAZENECA. An Event of Default shall have occurred if AstraZeneca fails to make any payments due hereunder, [**] business days after Genaissance delivers written notice thereof to AstraZeneca specifying such failure and its claim of right to terminate, unless AstraZeneca makes such payments plus interest within such [**] day period.

       9.3   EFFECT OF AN-EVENT OF DEFAULT.

             9.3.1 REMEDIES AVAILABLE TO GENAISSANCE. In the event that an Event of Default occurs relating to AstraZeneca and AstraZeneca fails to cure such default during any applicable cure period, Genaissance shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, to terminate this Agreement upon notice thereof to AstraZeneca, in which case (i) the options and licenses granted to AstraZeneca pursuant to Article 2 shall terminate and (ii) any and all information and materials provided by Genaissance pursuant to this Agreement (including, without limitation, all copies of the Databases and DECOGEN-TM- Informatics Platform), and any copies thereof (including electronic copies) shall be promptly returned by AstraZeneca to Genaissance, and AstraZeneca shall delete all copies of the Databases and DECOGEN-TM- Informatics Platform from all computers at its site on which such information has been installed or transmitted.

             9.3.2 REMEDIES AVAILABLE TO ASTRAZENECA. In the event that an Event of Default occurs relating to Genaissance and Genaissance fails to cure such default within the applicable cure period, then AstraZeneca shall have the right, at its option exercisable in its sole discretion, (i) to terminate this Agreement upon notice thereof to Genaissance in which case (ii) the options and licenses granted to Genaissance pursuant to AstraZeneca shall terminate and (iii) any and all information and materials provided by AstraZeneca shall be promptly returned to AstraZeneca in addition to seeking any rights or remedies available to it at law or in equity, subject to the limitations set forth in Section 7.5 and Section 10.6 hereof.

       9.4 EFFECT OF EXPIRATION OF THE ACCESS PERIOD. Upon the expiration of the Access Period, AstraZeneca shall destroy all copies of the DECOGEN-TM-Informatics Platform and Databases, return the Computer to Genaissance, and certify the completion of such steps in writing to Genaissance, Prior to the expiration of the Access Period, Genaissance shall deliver to AstraZeneca all HAP-TM- Marker information in the Databases in a "flat file" format, which information AstraZeneca shall be free to use without limitation, subject to the terms of this Agreement. The termination of the Access Period shall automatically, and without further action by Genaissance, terminate and extinguish the license rights granted pursuant to Sections paragraphs 2.1 and 2.2.

       9.5 EFFECT OF EXPIRATION OR TERMINATION OF AGREEMENT. The expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 5, 6, 8, 9 and 10, Sections 7.4 and 7.5 hereof, and the options and licenses granted to either party pursuant to Article 2 hereof shall survive the expiration or termination of this Agreement.

                                   ARTICLE 10
                                  MYSCELLANEOUS

       10.1 FORCE MAJEURE. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; PROVIDED, HOWEVER, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of FORCE MAJEURE. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

       10.2 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party without the consent of the other party, such consent not to be unreasonably withheld or delayed; PROVIDED, HOWEVER, that either Genaissance or AstraZeneca may, without such consent, assign its rights and obligations under this Agreement (i) to any Affiliate, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

       10.3 SEVERABILITY. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

       10.4 NOTICES. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

       If to Genaissance:          Genaissance Pharmaceuticals, Inc.
                                   Five Science Park
                                   New Haven, CT 06511
                                   Attention: Krishnan Nandabalan, Ph.D.
                                   Telephone: (203) 773-1450

                                   Facsimile:  (203) 562-9377

       With a copy to:             Melodie Henderson
                                   Five Science Park
                                   New Haven, CT 06511

       If to AstraZeneca:          AstraZeneca UK Limited,
                                   Enabling Sciences and Technology
                                   Mereside Alderley Park
                                   Macclesfield Cheshire SKI 0 4TG
                                   United Kingdom
                                   Attention: Dr. John F. Stageman
                                   Tel: 44 1625 516 400
                                   Fax: 44 1625 514 463

       10.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the choice of laws provisions thereof.

       10.6  DISPUTE RESOLUTION.

             10.6.1 The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Genaissance and an individual designated by the Head of Global Discovery (or the equivalent position) of AstraZeneca (the "Representatives"), If the matter has not been resolved within thirty
       (30) days of the first meeting of the Representatives of the parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 10.6.2.

             10.6.2 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules. Notwithstanding the above either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other party.
       Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 10.6.

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

       10.7 ENTIRE AGREEMENT. This Agreement, together with the exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

       10.8 PUBLICITY. Except as required by law, Genaissance and AstraZeneca each agree not to disclose the existence or any terms or conditions of this Agreement to any Third Party without consulting the other party prior to such disclosure.

       10.9 HEADINGS. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

       10.10 NO PARTNERSHIP. It is expressly agreed that the relationship between Genaissance and AstraZeneca shall not constitute a partnership, joint venture or agency. Neither Genaissance nor AstraZeneca shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

       10.11 EXPORTS. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Genaissance and AstraZeneca agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Genaissance and AstraZeneca agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section.

       10.12 WAIVER. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other parry shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

       10.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have caused their duly authorized officer to execute and deliver this Agreement as of the date first set forth above.

ASTRAZENECA UK LIMITED                 GENAISSANCE PHARMACEUTICALS, INC.

By:  /S/ CRW PETTY                     By: /S/ K. NANDABALAN
   ------------------------------         ------------------------------

Name:  CRW PETTY
   ------------------------------      Name:  Krishnan Nandabalan, Ph.D.

Title:    AUTHORIZED SIGNATORY    Title:    Vice President, Product Development
   ----------------------------

Date:    29-11-01
   ------------------------------ Date:    DECEMBER 6, 2001

                                    EXHIBIT A
                             HAP-TM- MARKER DISCOVERY

       The current procedure for discovering HAP-TM- Markers for a Gene is to sequence, from the Index Repository, ninety-three (93) individual samples of human genomic DNA and one sample of chimpanzee genomic DNA. The genomic regions of each Gene, which are targeted for sequencing, are as follows.

       (i) "Exons" shall mean the genomic DNA segments of a Gene whose sequence information is translated into the protein product of that Gene. The goal is to obtain sequence information for all Exons of a Gene.

       (ii) "Exon/Intron Junction" shall mean the junctions between the Exons and the Introns in genomic DNA. Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

       (iii) "Introns" shall mean the genomic DNA segments of a Gene, which are located between Exons. Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

       (iv) "Promoter" shall mean the region that is immediately upstream of the genomic segment that is found at the five-prime end of a Messenger RNA molecule. ("Messenger RNA" shall mean a ribonucleic acid sequence from which the protein product of a Gene is translated.) The goal is to obtain sequence information for up to one thousand (1000) bases of the Promoter.

       (v) "Three-Prime Untranslated Region" shall mean the genomic region immediately downstream from the termination codon of a Gene. The goal is to obtain sequence information for at least one hundred (100) bases of the Three-Prime Untranslated Region downstream of the termination codon.

       Specific genomic sequence information is required to meet the 'goals outlined in (i) through (v) above. If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a Gene will still be queued for HAP-TM- Marker discovery.

       A Gene shall be considered completely sequenced if sequence information is obtained for: (i) at least [**] of the [**]; (ii) the [**] containing the [**]; and (iii) [**]. A specific region targeted for sequencing within a Gene shall be considered completely sequenced if sequence information is obtained [**]. However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that Gene to be considered completely sequenced as defined above.

       Genaissance shall use commercially reasonable efforts to incorporate into the HAP FOCUS-TM- Database other information about Genes, including:
[**].

                                    EXHIBIT B
                           AstraZeneca Gene Allocation
                         (To be Supplied by AstraZeneca)

                                    EXHIBIT C
                         Computer Installation Location
                         (To be supplied by AstraZeneca)